UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report:   April 7, 2006
(Date of earliest event reported)

IMAGE SENSING SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 0-26056

Minnesota	41-1519168
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

500 Spruce Tree Centre
1600 University Avenue West
St. Paul, Minnesota 55104
(Address of principal executive offices, including zip code)

(651) 603-7700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On April 7, 2006, Image Sensing Systems, Inc. (the “Company”) and James Murdakes entered into an employment agreement (the “Employment Agreement”), providing that Mr. Murdakes will serve “at will” as the Company’s Chief Executive Officer and President from January 1, 2006 through December 31, 2006 (the “Employment Term”). Pursuant to the Employment Agreement, Mr. Murdakes will be paid a salary of $145,000 for the Employment Term, subject to adjustment by the Company’s Compensation Committee in its sole and absolute discretion. In addition, the Employment Agreement provides that Mr. Murdakes will receive four weeks vacation per year on an accrual basis and will be eligible for any bonus awarded for achieving Company financial and strategic objectives as set forth by the Board of Directors.

In the event Mr. Murdakes’s employment is terminated by the Company without cause (as defined in the Employment Agreement), the Employment Agreement provides that Mr. Murdakes will be entitled to receive six months severance pay. The Company also agreed to pay Mr. Murdakes twelve months salary in the event that over 50% of the Company’s common stock changes hands, substantially all of the assets of the Company are sold or the Board of Directors of the Company, in its sole and absolute discretion, determines that there has been a sufficient change in stock ownership of the Company to constitute a change in control of the Company.

The Employment Agreement supersedes Mr. Murdakes’s Consulting Agreement with the Company dated March 23, 2004.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d)    Exhibits.

10.1	Employment Agreement between the Company and James Murdakes dated April 7, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGE SENSING SYSTEMS, INC.

By:	/s/ Arthur Bourgeois
Arthur Bourgeois Chief Financial Officer

Date:   April 10, 2006

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement between the Company and James Murdakes dated April 7, 2006.